Exhibit 10.1
KIM INTERNATIONAL CORPORATION
EXECUTIVE SEVERANCE PLAN
1. PURPOSE
The purpose of the Plan is to provide severance benefits to certain Executives whose employment with the Company Group is involuntarily terminated without Cause as described more fully herein.
2. EFFECTIVE DATE
All of the policies and practices of the Company Group regarding severance benefits or similar payments upon employment termination with respect to the Participants in the Plan, other than written employment or separation agreements entered into after the Effective Date of this Plan with the Company Group that provide severance benefits, are hereby superseded by the Plan, which shall be known as the Kim International Corporation Executive Severance Plan, effective as of the Effective Date. The Plan was approved by the Committee on January 15, 2021.
3. DEFINITIONS
“Administrator” means the Committee or any delegate of such committee acting within the authority delegated to it pursuant to the Plan.
“Base Pay” means the Executive’s base salary or base wage earned on a monthly basis, determined as of the employment termination date, excluding bonuses and commissions.
“Board” means the Board of Directors of the Company.
“Cause” has the meaning set forth in any employment equity grant or similar agreement between the Participant and the Company Group or, if none is specified, it means the occurrence or existence of any of the following with respect to an Executive:
(a)the Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for any crime involving moral turpitude or any felony in the jurisdiction involved;
(b)the Executive’s willful engaging in dishonest or fraudulent actions or omissions;
(c)substantial failure or refusal to perform his or her duties as reasonably required by the Company Group member that employs the Executive;
(d)negligence, insubordination, violation by the Executive of any duty (of loyalty or otherwise) owed to the Company Group, or any other misconduct on the part of the Executive;
(e) violation of the ethical or nondiscrimination policies or procedures of the Company, such as but not limited to those relating to harassment or disclosure or misuse of confidential information;
(f)involvement in activities representing material conflicts of interest with the Company Group;

Exhibit 10.1
(g)falsifying or misrepresenting information on the records of or related to the Company Group;
(h)the Executive’s physical destruction or theft of substantial property or assets of the Company Group; or
(i)breach of any policy of, or agreement with, the Company Group applicable to the Executive or to which the Executive is otherwise bound.
Review of any determination that a termination is for Cause shall be by the Administrator, in its sole and exclusive judgment and discretion, unless disputed in accordance with the provisions of Section 8 herein.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board.
“Company” means Kim International Corporation, a California corporation.
“Company Group” means the Company, its parent company, KushCo Holdings, Inc., and any direct or indirect majority-owned subsidiary of either (a “Subsidiary”).
“Effective Date” means January 15, 2021.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Executive” means an executive at above the level of Vice President who is an employee on the payroll of the Company Group, and who has been designated by the Board or the Committee as a Participant in the Plan. As of the Effective Date, the Participants are specified on Exhibit A.
“Participant” means an Executive who may become entitled, based on the provisions hereof, to severance benefits under Section 6 in the event of his or her involuntary termination without Cause.
“Plan” means this Kim International Corporation Executive Severance Plan, as set forth in this instrument as it may be amended from time to time.
“Separation from Service,” with respect to an Executive, shall mean that the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1, without regard to the optional alternative definitions available thereunder.
4. TERM
The Plan’s term commenced on the Effective Date and continues in effect until it is amended or terminated as provided in Section 10.
5. PARTICIPATION
Upon approval of the Plan, the Committee designated the Executives initially covered by the Plan as Participants. The Committee (the Administrator or its delegate) may, from time to time, designate additional Executives as Participants in the Plan.

Exhibit 10.1
6. SEVERANCE BENEFITS
6.1 Severance Benefits to Executives. An Executive whose employment with the Company Group is terminated by the Company Group without Cause shall become, subject to the conditions set forth in Section 7, entitled to the benefits set forth in this Section 6. The severance benefits provided under Section 6 shall be the obligations of, and shall be provided to the Executive by, the Company Group entity that employs the Executive immediately prior to the Executive’s termination without Cause. For avoidance of doubt, in no event shall an Executive become entitled to or receive any payment hereunder if the Executive’s employment with the Company Group is terminated (i) voluntarily by the Executive (for any reason), (ii) by the Company Group for Cause, (iii) on account of the Executive’s death or disability (as defined in Section 22(e)(3) of the Code), or (iv) in connection with a change in control, restructuring or asset transfer, but the Executive is offered employment (or continued employment) with a successor employer in a position with unreduced Base Pay. The payments set forth in Sections 6.2, 6.3, 6.4, and 6.5 shall be paid to the Executive as described in the applicable section, subject to applicable tax withholding and other deductions.
6.2 Cash Severance Payment. A Participant who is eligible pursuant to Section 6.1 shall receive Base Pay severance equal to the Participant’s monthly rate of Base Pay multiplied by (i) in the case of the Chief Executive Officer eighteen (18) months, and (ii) in the case of all other Participants, nine (9) months (the applicable period, the “Severance Period”). The Base Pay severance will be paid in periodic installments according to the Company’s standard payroll practices over the duration of the Severance Period; provided, that such payments will not commence until the first payroll period as soon as practicable following the Release Effective Date (as defined in Section 7.1).
6.3 Bonus. If a Participant who is eligible for severance pursuant to Section 6.1 is eligible for an annual bonus opportunity (“Annual Bonus”) under the Company’s (or a Subsidiary’s) bonus program in which the Participant participates for the bonus cycle in which the Participant’s date of termination occurs, in lieu of such Annual Bonus, a Participant shall receive a pro rata award based on the number of days in the applicable bonus cycle during which the Participant was employed, assuming performance at “target”. Such bonus severance will be paid as soon as practicable following the Release Effective Date (as defined in Section 7.1).
6.4 Outplacement Services. A Participant who is eligible for severance pursuant to Section 6.1 shall be eligible for reasonable senior executive outplacement services, provided by a vendor chosen by the Company or applicable Subsidiary and at the Company’s or applicable Subsidiary’s expense, after the Participant’s termination of employment for the duration of his or her Severance Period. A Participant’s right to any benefit provided under this Section 6.4 shall not be subject to liquidation or exchange for another benefit, and the amount of such benefit that the Participant receives in one taxable year shall not affect the amount of such benefits that the Participant receives in any other taxable year.
6.5 Continued Health Care Coverage. With respect to a Participant who is eligible for severance pursuant to Section 6.1, the Company or applicable Subsidiary shall pay to the Participant a cash payment in an amount equal to the applicable COBRA premium payments (as reasonably determined by the Administrator as of the time of Participant’s termination of employment) that would be payable by the Participant to continue the Participant’s company-provided medical,

Exhibit 10.1
dental, and/or vision coverage for the Participant and any dependents covered at the time of termination, for the number of months set forth below:
(a) Chief Executive Officer: Eighteen (18) months;
(b) Chief Financial Officer, Chief Operations Officer, Chief People Officer, General Counsel: Twelve (12) months.
For purposes of clarity, such cash payment shall be made regardless of whether the Participant actually elects coverage under COBRA, and shall be determined as of the Participant’s termination of employment and not impacted by, or adjusted for, events occurring after such date (including, without limitation, changes in coverage or premiums). This amount will be aggregated and paid in equal installments according to the Company’s standard payroll practices over the Severance Period; provided, that such payments will not commence until the first payroll period as soon as practicable following the Release Effective Date (as defined in Section 7.1).
6.6 Specified Employees. The provisions of this Section 6.6 shall apply if any severance payments hereunder constitute nonqualified “deferred compensation” (within the meaning of Section 409A of the Code) payable upon the Participant’s Separation from Service and, in such event, such provisions shall apply only to the extent required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. It is the Company’s intent that severance payments hereunder should not constitute nonqualified “deferred compensation” payable upon a Separation from Service (because such payments are intended to be exempt from Section 409A as a “short-term deferral” or separation pay due to an involuntary Separation from Service within the meaning of Code Section 409A or otherwise) based on the guidance available as of the date hereof and, accordingly, should not be subject to the delayed-payment provisions set forth in this Section 6.6. Notwithstanding any other provision of the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s Separation from Service, and the severance payments hereunder constitute non-exempt “deferred compensation” (within the meaning of Section 409A), the Participant shall not be entitled to any severance payments hereunder until the earlier of (i) the date which is six (6) months after the Participant’s Separation from Service for any reason other than death, or (ii) the date of the Participant’s death. Any amounts otherwise payable to the Participant upon or in the six (6) month period following the Participant’s Separation from Service that are not so paid by reason of this Section 6.6 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Participant’s death).
7. CONDITIONS TO SEVERANCE BENEFITS
7.1 Release. Notwithstanding anything to the contrary contained herein, the Company Group’s obligation to pay benefits to a Participant under Section 6 is subject to the condition precedent that the Participant execute a valid and effective release of any and all claims in a form and manner provided by the Company Group, and such release is received by the Company Group no earlier than the Participant’s termination date, and no later than the date set forth in the release (or such

Exhibit 10.1
other period as required by law), and such release is not revoked by the Participant (pursuant to any revocation rights afforded by applicable law) or otherwise rendered unenforceable by the Participant (the date on which such release becomes effective, the “Release Effective Date”). Notwithstanding anything else contained herein to the contrary, the Company or applicable Subsidiary will have no obligation to pay any benefit to the Participant under the Plan unless and until that Participant’s release (in such form) has been fully executed by the Participant, has been received by the Company, and has become effective and irrevocable by the Participant. Further, the Company or applicable Subsidiary may cease severance benefits in pay status and/or recover payments previously made to a Participant if the Participant breaches the undertakings in the release or any other restrictive covenant or agreement with the Company, or if it is later discovered that Cause for the Executive’s termination existed as of the date of his or her separation.
7.2 Departure and Entitlement Procedure. As a condition to receiving the severance benefits described in Section 6, the Executive must return and deliver to the Administrator or his or her designee all Company Group property within number of days set forth in the release form set forth in Section 7.1 above.
7.3 Other Employment. A Participant shall not be required to mitigate the amount of any payments provided for by the Plan by seeking employment or otherwise. All severance payments under the Plan shall be subject to legal deductions, and the Company Group reserves the right to offset the benefits payable under the Plan by any advanced monies the Participant owes the Company Group. In addition, in no event shall a Participant become entitled to a duplication of benefits under the Plan and any other severance plan or program of the Company Group.
7.4 Limitation on Employee Rights. The Plan shall not give any employee the right to be retained in the service of the Company or to interfere with or restrict the right of the Company Group to discharge any employee at any time, with or without Cause.
8. RESOLUTION OF DISPUTES
8.1 Claim. If a Participant or any other individual (herein referred to as a “Claimant”) believes that benefits under the Plan are being wrongfully denied, that the Plan is not being operated properly, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Administrator. Any such claim for benefits must be filed in writing within ninety (90) days of the date upon which the Participant’s termination of employment occurs.
8.2 Claim Decision. If any claim for benefits under the Plan is denied, in whole or in part, the Claimant shall be so notified by the Administrator within thirty (30) calendar days of the date such person’s claim is delivered to the Administrator. At the same time, the Administrator shall notify the Claimant of his or her right to a review by the Administrator and shall set forth, in a manner calculated to be understood by the Claimant, specific reasons for such decision, specific references to pertinent Plan provisions on which the decision is based, a description of any additional material or information necessary for the Claimant to perfect his or her request for review, an explanation of why such material or information is necessary, and an explanation of the Plan’s review procedure.

Exhibit 10.1
8.3 Request for Review. Any Claimant or duly authorized representative may appeal from such decision by submitting to the Administrator within sixty (60) calendar days after the date of such notice of its decision a written statement:
(a) requesting a review of the claim for benefits by the Administrator;
(b) setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and
(c) setting forth any issues or comments which the Claimant deems relevant to the claim.
The Administrator shall act upon such appeal within sixty (60) calendar days after the latter of receipt of the Claimant’s request for review by it or receipt of all additional materials reasonably requested by it from such Claimant.
8.4 Review of Decision. The Administrator shall make a full and fair review of an appeal and all written materials submitted by the Claimant in connection therewith and may require the Claimant to submit, within ten (10) calendar days of written notice by the Administrator, such additional facts, documents or other evidence as the Administrator, in its sole discretion, deems necessary or advisable in making such a review. On the basis of its review, the Administrator shall make an independent determination of the Claimant’s eligibility for an allowance and the amount of such allowance, if any, under this Plan. The decision of the Administrator on any appeal shall be final and conclusive upon all persons if supported by substantial evidence in the record.
8.5 Denial on Review. If on review of a decision, the Administrator denies a claim in whole or in part, it shall give written notice of its decision to the Claimant setting forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and specific references to the pertinent Plan provisions on which its decision was based. If a Claimant believes that the Administrator’s determination on appeal is incorrect, the Claimant or duly authorized representative may invoke the arbitration procedures described in Section 8.6 or file suit related to such determination; provided that any legal action must be taken by the Claimant within ninety (90) days after the date upon which the Administrator’s final written decision on review was sent to the Claimant. No legal action may be commenced unless and until the Claimant has completed the claim and appeal procedures in Sections 8.1 through 8.5.
8.6 Legal Fees and Expenses. If any dispute arises between the parties with respect to the interpretation or performance of the Plan, the prevailing party in any proceeding shall be entitled to recover from the other party its attorneys’ fees, costs and other expenses incurred in connection with any such proceeding. Amounts, if any, paid to the Executive under this Section 8.6 shall be in addition to all other amounts due to the Executive pursuant to the Plan.
9. ADMINISTRATION
9.1 Administrator. Except as provided herein, the Plan shall be administered and operated by the Administrator. The Administrator is empowered to construe and interpret the provisions of the Plan and to decide all questions of fact and eligibility for benefits under the Plan and shall make such determinations in its sole and absolute discretion. The Administrator may at any time delegate to

Exhibit 10.1
any other named person or body, or reassume therefrom, any of its responsibilities or administrative duties with respect to the Plan.
9.2 Experts; Rules. The Administrator may contract with one or more persons to render advice with regard to any responsibility it has under the Plan. Subject to the limitations of the Plan, the Administrator shall from time to time establish such rules for the administration of the Plan as it may deem desirable.
9.3 Indemnity. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless the Administrator and each other fiduciary with respect to the Plan for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such fiduciary’s gross negligence or willful misconduct.
10. AMENDMENT
The Committee (or the Board) reserves the right to amend, suspend and/or terminate the Plan at any time in its sole discretion. No amendment, suspension or termination shall diminish benefits to which a Participant is currently entitled under the Plan on account of a separation prior to such amendment, suspension or termination. Further, and notwithstanding the foregoing, no amendment or termination of the Plan shall be effective without affected Participants’ consent if it materially reduces the potential separation payments payable or the persons who are Participants, if such amendment or termination occurs within twelve (12) months of a change in control of the Company (which, for this purpose will have the meaning set forth in Treasury Regulation 1.409A-3(i)(5)). Any modification or other amendment of the Plan shall be in writing, signed by either the Company’s Chief Executive Officer or Chief People Officer.
11. TAXES
Each Participant shall be solely responsible for his or her own tax liability with respect to participation in this Plan. The Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Plan such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Notwithstanding anything else contained herein to the contrary, under no circumstances will the Company be liable for any Participant’s taxes or tax consequences, and nothing in this Plan is intended to constitute, nor does it constitute, tax advice, and in all cases, each Participant should obtain and rely solely on the tax advice provided by the Participant’s own independent tax advisors (and not this Plan, the Company, any of the Company’s affiliates, or any officer, employee or agent of the Company or any of its affiliates).
12. GENERAL
12.1 Assignment by Participants. None of the benefits, payments, proceeds or claims of any Executive or Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Executive have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or

Exhibit 10.1
otherwise, under the Plan. Notwithstanding the foregoing, benefits that are in pay status may be subject to a court order of garnishment or wage assignment, or similar order, or a tax levy. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s estate.
12.2 Binding Effect. The Company will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or applicable Subsidiary to expressly assume and agree to perform all of the obligations of the Company or applicable Subsidiary under the Plan (including the obligation to cause any subsequent successor to also assume the obligations of the Plan) unless such assumption occurs by operation of law. For avoidance of doubt, in the event that a successor of a Subsidiary (whether by purchase of assets, merger, consolidation or otherwise) assumes the Subsidiary’s obligations under the Plan, the Company will have no obligations under the Plan with respect to the Executives employed by such Subsidiary.
12.3 No Waiver. No waiver of any term, provision or condition of the Plan, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of the Plan.
12.4 Expenses; Unsecured General Creditor. The benefits and costs of the Plan shall be paid by the Company and/or a Subsidiary out of its general assets. The status of a claim against the Company Group with respect to the benefits provided hereunder shall be same as the status of a claim against the applicable Company Group member by any general or unsecured creditor.
12.5 ERISA. The Plan is an unfunded compensation arrangement for a select group of management or highly compensated employees of the Company Group and any exemptions under ERISA applicable to such an arrangement shall be applicable to the Plan.
12.6 Section 409A. The Plan is intended to comply with or be exempt from Section 409A of the Code (including the Treasury Regulations and other published guidance relating thereto) so as not to subject any Participant to payment of any interest or additional tax imposed under Code Section 409A. Without limiting the generality of the foregoing, references to termination of employment and similar concepts will be construed consistently with a Separation from Service to the extent necessary to ensure compliance. The provisions of the Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. However, under no circumstances is the Company Group responsible for any taxes or tax consequences to the Participant, under Section 409A or otherwise.
12.7 WARN Act. Benefits payable under the Plan are intended to satisfy, where applicable, any Company obligations under the Federal Worker Adjustment and Retraining Notification Act and any

Exhibit 10.1
similar obligations that the Company or its Subsidiaries may have under any successor or other severance pay statute.
12.8 Construction. The masculine pronoun shall include the feminine pronoun and the feminine pronoun shall include the masculine pronoun and the singular pronoun shall include the plural pronoun and the plural pronoun shall include the singular pronoun, unless the context clearly indicates otherwise.
12.9 Governing Law. The Plan shall be construed according to the laws of the State of California, except to the extent such laws are preempted by federal law.
12.10 Severability. If any provision of the Plan is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under the Plan will not be materially and adversely affected hereby, (i) such provision will be fully severable, (ii) the Plan will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of the Plan will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of the Plan a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
12.11 Notices. Any notice required or permitted by the Plan shall be in writing, delivered by hand, or sent by registered or certified mail, return receipt requested, or by recognized courier service (regularly providing proof of delivery), addressed as follows:
(a) if to the Company or, where applicable, the Administrator:
Kim International Corporation
6261 Katella Ave., Suite 250
Cypress, California 90630
Attention: Chief People Officer, Human Resources
With a copy to:
Kim International Corporation
6261 Katella Ave., Suite 250
Cypress, California 90630
Attention: General Counsel
(b) if to the Executive or Participant, at the most recent address set forth on the records of the Company or applicable Subsidiary, as the case may be, or to such other address or addresses most recently communicated to the Company or applicable Subsidiary by the Executive or Participant.
Each such notice shall be effective (i) if given by mail, three days after being deposited in the mails or (ii) if given personally or by other means when actually delivered at such address.

Exhibit 10.1

EXHIBIT A

Chief Executive Officer

Chief Financial Officer

Chief Operating Officer

Chief People Officer

General Counsel